Exhibit 99.1

Alliance Laundry Holdings LLC Reports 3rd Qtr 2004 Earnings

    RIPON, Wis.--(BUSINESS WIRE)--Nov. 3, 2004--Alliance Laundry Holdings LLC announced today results for the quarter and nine months ended September 30, 2004.
    Net revenues for the quarter ended September 30, 2004 decreased $1.3 million, or 1.9%, to $65.1 million from $66.4 million for the quarter ended September 30, 2003. Net income for the quarter ended September 30, 2004 decreased $1.5 million to net income of $3.0 million as compared to net income of $4.5 million for the quarter ended September 30, 2003. Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")(a) for the third quarter of 2004 decreased $1.3 million to $11.9 million as compared to EBITDA of $13.2 million for the third quarter of 2003.
    The overall revenue decrease for the third quarter of $1.3 million was primarily due to lower commercial laundry revenue of $3.7 million and lower service parts revenue of $0.1 million, which were partially offset by higher consumer laundry revenue of $2.5 million. The decrease in net income for the third quarter of $1.5 million was primarily due to lower gross profit of $1.4 million and higher interest expense of $0.3 million, partially offset by lower selling, general and administrative expenses of $0.2 million.
    Net revenues for the nine months ended September 30, 2004 increased $6.2 million, or 3.1%, to $204.8 million from $198.6 million for the nine months ended September 30, 2003. Net income for the nine months ended September 30, 2004 increased $3.8 million to $13.5 million as compared to net income of $9.7 million for the nine months ended September 30, 2003. EBITDA for the nine months ended September 30, 2004 was $38.9 million as compared to EBITDA of $38.4 million for the nine months ended September 30, 2003.
    In announcing the Company's results today, Chairman and CEO Thomas
F. L'Esperance said, "We are extremely pleased with our year to date results with revenues up $6.2 million and net income up $3.8 million year over year."
    "During the third quarter of 2004 we have paid down $9.1 million on long-term debt. We will continue to focus on top line growth in 2004 and 2005 to help offset higher medical and material costs," said L'Esperance.
    Alliance Laundry Holdings LLC, headquartered in Ripon, Wisconsin, is a leading manufacturer of commercial laundry products and provider of services for laundromats, multi-housing laundries, on-premise laundries and drycleaners worldwide. The Company offers a full line of washers and dryers for light commercial use as well as large frontloading washers, heavy duty tumbler dryers, and presses and finishing equipment for heavy commercial use. The Company's products are sold under four well known brand names: Speed Queen, UniMac, Huebsch and Ajax.

    (a) Non-GAAP Financial Measures

    In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), we also disclose EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), which is a non-GAAP measure. EBITDA is not a measure of operating income, operating performance or liquidity under GAAP. We include EBITDA because we understand it is used by some investors to determine a company's historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenants in our borrowing agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or of cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. Other companies may define EBITDA differently. A reconciliation of EBITDA to net income is provided under the heading Selected Financial Data of this press release.

    Safe Harbor for Forward-Looking Statements

    With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including, without limitation, statements that include the words "continues," "expects," "anticipates," "intends," "plans," "should," and "believes" or similar expressions and statements relating to growth or performance objectives. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of the Company's products abroad; market acceptance of new and enhanced versions of the Company's products; the impact of substantial leverage and debt service on the Company and other risks listed from time to time in the Company's reports, including, but not limited to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2003.

    Financial information for Alliance Laundry Holdings LLC appears on the next four pages, followed by management's discussion and analysis of financial condition and results of operations for the quarter and nine months ended September 30, 2004.



                     ALLIANCE LAUNDRY HOLDINGS LLC
                      CONSOLIDATED BALANCE SHEETS
                              (unaudited)
                            (in thousands)

                                                   Sept. 30,  Dec. 31,
                                                      2004      2003
                                                   --------- ---------
                      Assets
 Current assets:
   Cash                                              $8,834    $7,937
   Accounts receivable, net                           8,954     9,157
   Inventories, net                                  28,963    26,215
   Beneficial interests in securitized
    accounts receivable                              17,352    16,789
   Prepaid expenses and other                           958       898
                                                   --------- ---------
       Total current assets                          65,061    60,996

 Notes receivable, net                                5,952     8,161
 Property, plant and equipment, net                  30,946    34,035
 Goodwill, net                                       55,414    55,414
 Beneficial interests in securitized
  financial assets                                   19,750    22,676
 Debt issuance costs, net                             6,208     7,636
 Other assets                                         4,978     1,721
                                                   --------- ---------
       Total assets                                $188,309  $190,639
                                                   ========= =========

         Liabilities and Members' Deficit
 Current liabilities:
   Current portion of long-term debt                $12,305   $11,270
   Revolving credit facility                              -         -
   Accounts payable                                  11,820    11,279
   Other current liabilities                         21,404    20,428
                                                   --------- ---------
       Total current liabilities                     45,529    42,977

 Long-term debt:
   Senior credit facility                           123,947   145,975
   Senior subordinated notes                        110,000   110,000
   Junior subordinated note                          27,551    24,171
   Other long-term debt                                 593       783

 Other long-term liabilities                          6,899     6,491
 Mandatorily redeemable preferred interests           6,000         -
                                                   --------- ---------
       Total liabilities                            320,519   330,397

 Commitments and contingencies
 Mandatorily redeemable preferred interests               -     6,000
 Members' deficit                                  (132,210) (145,758)
                                                   --------- ---------
   Total liabilities and members' deficit          $188,309  $190,639
                                                   ========= =========




                     ALLIANCE LAUNDRY HOLDINGS LLC
                   CONSOLIDATED STATEMENTS OF INCOME
                              (unaudited)
                            (in thousands)

                              Three Months Ended   Nine Months Ended
                              ------------------- -------------------
                              Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                 2004      2003      2004      2003
                              --------- --------- --------- ---------

Net revenues:
  Commercial laundry           $55,805   $56,991  $176,023  $170,462
  Service parts                  9,341     9,449    28,773    28,088
                              --------- --------- --------- ---------
                                65,146    66,440   204,796   198,550

Cost of sales                   47,001    46,918   144,761   141,152
                              --------- --------- --------- ---------
Gross profit                    18,145    19,522    60,035    57,398

Selling, general and
 administrative expense          8,269     8,521    25,995    24,920
Offering related expenses           30         -     1,298         -
                              --------- --------- --------- ---------
Total operating expense          8,299     8,521    27,293    24,920
                              --------- --------- --------- ---------
      Operating income           9,846    11,001    32,742    32,478

Interest expense                 6,849     6,523    19,219    21,928
Other (income) expense, net        (52)        1         -       798
                              --------- --------- --------- ---------
      Income before taxes        3,049     4,477    13,523     9,752
Provision for income taxes          10         7        64        50
                              --------- --------- --------- ---------
      Net income                $3,039    $4,470   $13,459    $9,702
                              ========= ========= ========= =========




                     ALLIANCE LAUNDRY HOLDINGS LLC
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (unaudited)
                            (in thousands)

                                                    Nine Months Ended
                                                   -------------------
                                                   Sept. 30, Sept. 30,
                                                      2004      2003
                                                   --------- ---------

Cash flows from operating activities:
 Net income                                         $13,459    $9,702
 Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation and amortization                    7,585     8,264
     Non-cash interest                                3,456     4,456
     Non-cash incentive unit compensation               540         -
     Gain on sale of property, plant and equipment        -        (8)
     Changes in assets and liabilities:
        Accounts receivable                             203    (1,887)
        Inventories                                  (2,748)   (2,152)
        Other assets                                  1,722      (171)
        Accounts payable                                541    (2,980)
        Other liabilities                             1,308     3,232
                                                   --------- ---------
     Net cash provided by operating activities       26,066    18,456
                                                   --------- ---------

Cash flows from investing activities:
 Additions to property, plant and equipment          (2,982)   (3,145)
 Proceeds on disposal of property, plant and
  equipment                                              67        35
                                                   --------- ---------
     Net cash used in investing activities           (2,915)   (3,110)
                                                   --------- ---------

Cash flows from financing activities:
 Repayment of management note                             -        32
 Principal payments on long-term debt               (21,183)  (17,177)
 Cash paid for capitalized offering related costs    (1,071)        -
 Net increase in revolving line of credit
  borrowings                                              -         -
                                                   --------- ---------
     Net cash used in financing activities          (22,254)  (17,145)
                                                   --------- ---------

Increase (decrease) in cash                             897    (1,799)
Cash at beginning of period                           7,937     7,339
                                                   --------- ---------
Cash at end of period                                $8,834    $5,540
                                                   ========= =========

Supplemental disclosure of cash flow information:
 Cash paid for interest                             $14,058   $14,083




                     ALLIANCE LAUNDRY HOLDINGS LLC
                        SELECTED FINANCIAL DATA
                            (in thousands)

                              Three Months Ended  Nine Months Ended
                              ------------------  ------------------
                              Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                 2004     2003      2004      2003
                               -------- --------  -------- ---------
 Cash flow data:
 Net cash provided by
  operating activities          $9,315  $13,638   $26,066   $18,456
 Net cash used in
  investing activities          (1,273)    (795)   (2,915)   (3,110)
 Net cash used in
  financing activities          (9,758) (12,059)  (22,254)  (17,145)

 Other data:
 EBITDA(1)                     $11,897  $13,205   $38,899   $38,421
 Capital expenditures            1,335      794     2,982     3,145


 Reconciliation: EBITDA
 Net income(2)                  $3,039   $4,470   $13,459    $9,702
 Provision for income taxes         10        7        64        50
                               -------- --------  -------- ---------
 Income before income taxes      3,049    4,477    13,523     9,752

 Adjustments:
    Interest expense             6,849    6,523    19,219    21,928
    Depreciation and
     amortization                2,467    2,707     7,585     8,264
    Non-cash interest expense
     included in amortization
     above                        (468)    (502)   (1,428)   (1,523)
                               -------- --------  -------- ---------
 EBITDA(1)                     $11,897  $13,205   $38,899   $38,421
                               ======== ========  ======== =========

(1) "EBITDA," as presented, represents income before taxes plus depreciation, amortization and interest expense.

(2) Subsequent to the consummation of the Recapitalization, we are not a tax paying entity.


    Management's Discussion and Analysis of Financial Condition and Results of Operations for the Quarter and Nine Months Ended September 30, 2004.

    OVERVIEW

    We believe we are the leading designer, manufacturer and marketer of stand-alone commercial laundry equipment in North America and a leader worldwide. Under the well-known brand names of Speed Queen(R), UniMac(R), Huebsch(R), and Ajax(R), we produce a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds as well as presses and finishing equipment. Our commercial products are sold to four distinct customer groups: (i) laundromats;
(ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; (iii) on-premise laundries, consisting primarily of in-house laundry facilities of hotels, hospitals, nursing homes and prisons and (iv) drycleaners.
    The unaudited financial statements as of and for the quarter ended September 30, 2004 and 2003, respectively, present the consolidated financial position and results of operations of Alliance Laundry Holdings LLC, including our wholly-owned direct and indirect subsidiaries, Alliance Laundry Systems LLC and Alliance Laundry Corporation.
    This discussion and analysis should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations set forth in our Annual Report on Form 10-K (file no. 333-56857) filed with the Securities and Exchange Commission, which includes our audited financial position and operating results as of and for the year ended December 31, 2003.

    RESULTS OF OPERATIONS

    Quarter Ended September 30, 2004 Compared to the Quarter Ended September 30, 2003.

    The following table sets forth our historical net revenues for the periods indicated:


                                                    Quarter Ended
                                                  -------------------
                                                  Sept. 30, Sept. 30,
                                                     2004      2003
                                                  -------------------
                                                 (Dollars in millions)
 Net revenues:
  Commercial laundry                                 $55.8     $57.0
  Service parts                                        9.3       9.4
                                                   -------- ---------
                                                     $65.1     $66.4
                                                   ======== =========


    The following table sets forth certain condensed historical financial data for us expressed as a percentage of net revenues for each of the periods indicated:



                                                      Quarter Ended
                                                   -------------------
                                                   Sept. 30, Sept. 30,
                                                      2004      2003
                                                   -------------------

 Net revenues                                        100.0%    100.0%
 Cost of sales                                        72.1%     70.6%
 Gross profit                                         27.9%     29.4%
 Selling, general and administrative expense          12.7%     12.8%
  Operating income                                    15.2%     16.6%
     Net income                                        4.7%      6.7%


    Net revenues. Net revenues for the quarter ended September 30, 2004 decreased $1.3 million, or 1.9%, to $65.1 million from $66.4 million for the quarter ended September 30, 2003. This decrease was primarily attributable to lower commercial laundry revenue of $3.7 million and lower service parts revenue of $0.1 million, which were partially offset by higher consumer laundry revenue of $2.5 million. The decrease in commercial laundry revenue was due primarily to lower North American equipment revenue of $5.3 million and lower earnings from our equipment financing program of $0.3 million, which were partially offset by higher international revenue of $1.9 million. Revenue for North America was lower to coin-operated laundry customers and multi-housing laundry customers and higher to drycleaners. The consumer laundry revenue resulted from sales to distributors in preparation for our re-entry into the consumer laundry marketplace. Revenue for international was higher to customers in Asia, the Middle East, Africa, and Europe.
    Gross profit. Gross profit for the quarter ended September 30, 2004 decreased $1.4 million, or 7.1%, to $18.1 million from $19.5 million for the quarter ended September 30, 2003. This decrease was primarily attributable to nickel and chrome surcharges of $1.1 million related to stainless steel purchases, higher medical and workers compensation costs and the margins associated with the lower sales volume. Gross profit was not affected to the full extent of recent steel market conditions as we have steel purchase agreements in place. Once these agreements expire we will be subject to prevailing steel prices at that time. As a result of the recent escalation in the cost of steel and the negative impact from nickel and chrome surcharges related to stainless steel purchases, we have published a price increase, effective on December 1, 2004, which is expected to offset for anticipated steel cost increases. Gross profit as a percentage of net revenues decreased to 27.9% for the quarter ended September 30, 2004 from 29.4% for the quarter ended September 30, 2003 primarily as a result of the nickel and chrome surcharges.
    Selling, general and administrative expense. Selling, general and administrative expenses for the quarter ended September 30, 2004 decreased $0.2 million, or 3.0%, to $8.3 million from $8.5 million for the quarter ended September 30, 2003. The decrease in selling, general and administrative expenses was primarily due to lower pension costs of $0.3 million and lower incentive expenses of $0.4 million, which were partially offset by higher independent development costs of $0.2 million and costs associated with the implementation of Sarbanes-Oxley initiatives of $0.2 million. Selling, general and administrative expenses as a percentage of net revenues decreased to 12.7% for the quarter ended September 30, 2004 from 12.8% for the quarter ended September 30, 2003.
    Operating income. As a result of the foregoing, operating income for the quarter ended September 30, 2004 decreased $1.2 million, or 10.5%, to $9.8 million from $11.0 million for the quarter ended September 30, 2003. Operating income as a percentage of net revenues decreased to 15.2% for the quarter ended September 30, 2004 from 16.6% for the quarter ended September 30, 2003.
    Interest expense. Interest expense for the quarter ended September 30, 2004 increased $0.3 million, or 5.0%, to $6.8 million from $6.5 million for the quarter ended September 30, 2003. Interest expense in 2003 includes a favorable non-cash adjustment of $0.5 million to reflect changes in the fair values of an interest rate swap agreement. Cash interest expense decreased by $0.5 million as compared to the prior year as a result of reductions in total debt outstanding, but was partially offset by an increase of $0.3 million in interest expense related to our junior subordinated notes.
    Net income. As a result of the foregoing, net income for the quarter ended September 30, 2004 decreased $1.5 million to net income of $3.0 million as compared to net income of $4.5 million for the quarter ended September 30, 2003. Net income as a percentage of net revenues decreased to 4.7% for the quarter ended September 30, 2004 from 6.7% for the quarter ended September 30, 2003.

    Six Months Ended June 30, 2004 Compared to the Six Months Ended
June 30, 2003.

    The following table sets forth our historical net revenues for the periods indicated:



                                                   Nine Months Ended
                                                  -------------------
                                                  Sept. 30, Sept. 30,
                                                     2004      2003
                                                  -------------------
                                                (Dollars in  millions)
 Net revenues:
  Commercial laundry                                $176.0    $170.5
  Service parts                                       28.8      28.1
                                                   -------- ---------
                                                    $204.8    $198.6
                                                   ======== =========


    The following table sets forth certain condensed historical financial data for us expressed as a percentage of net revenues for each of the periods indicated:



                                                    Nine Months Ended
                                                   -------------------
                                                   Sept. 30, Sept. 30,
                                                      2004      2003
                                                   -------------------

 Net revenues                                        100.0%    100.0%
 Cost of sales                                        70.7%     71.1%
 Gross profit                                         29.3%     28.9%
 Selling, general and administrative expense          12.7%     12.6%
 Offering related expenses                             0.6%        -
  Operating income                                    16.0%     16.3%
      Net income                                       6.6%      4.9%


    Net revenues. Net revenues for the nine months ended September 30, 2004 increased $6.2 million, or 3.1%, to $204.8 million from $198.6 million for the nine months ended September 30, 2003. This increase was primarily attributable to higher commercial laundry revenue of $3.0 million, higher consumer laundry revenue of $2.5 million and higher service parts revenue of $0.7 million. The increase in commercial laundry revenue was due primarily to higher international revenue of $6.7 million, but was partly offset by lower North American equipment revenue of $3.7 million. The decrease in North American equipment revenues was primarily due to lower revenues from multi-housing laundry customers and coin-operated laundry customers, which were partly offset by higher revenues from a current year price increase, as well as higher revenues from on-premise laundry customers and drycleaners. The consumer laundry revenue resulted from sales to distributors in preparation for our re-entry into the consumer laundry marketplace. Revenue for international was higher to customers in Asia, the Middle East, Africa and Europe.
    Gross profit. Gross profit for the nine months ended September 30, 2004 increased $2.6 million, or 4.6%, to $60.0 million from $57.4 million for the nine months ended September 30, 2003. This increase was primarily attributable to the margins associated with the higher sales volume, the price increase, and lower depreciation expense, which were partially offset by nickel and chrome surcharges of $3.0 million related to stainless steel purchases. Gross profit as a percentage of net revenues increased to 29.3% for the nine months ended September 30, 2004 from 28.9% for the nine months ended September 30, 2003.
    Selling, general and administrative expense. Selling, general and administrative expenses for the nine months ended September 30, 2004 increased $1.1 million, or 4.3%, to $26.0 million from $24.9 million for the nine months ended September 30, 2003. The increase in selling, general and administrative expenses was primarily due to higher sales and marketing expenses of $1.0 million, non-cash incentive compensation of $0.5 million in 2004, and higher independent development costs of $0.5 million, which were partially offset by lower pension expense of $0.8 million. Selling, general and administrative expenses as a percentage of net revenues increased to 12.7% for the nine months ended September 30, 2004 from 12.6% for the nine months ended September 30, 2003.
    Offering related expense. Offering related expense for the nine months ended September 30, 2004 was $1.3 million, with no similar expense in 2003. Offering related expense as a percentage of net revenues was 0.6% for the nine months ended September 30, 2004.
    Operating income. As a result of the foregoing, operating income for the nine months ended September 30, 2004 increased $0.2 million, or 0.8%, to $32.7 million from $32.5 million for the nine months ended September 30, 2003. Operating income as a percentage of net revenues decreased to 16.0% for the nine months ended September 30, 2004 from 16.3% for the nine months ended September 30, 2003.
    Interest expense. Interest expense for the nine months ended September 30, 2004 decreased $2.7 million, or 12.4%, to $19.2 million from $21.9 million for the nine months ended September 30, 2003. Interest expense in 2004 includes a favorable non-cash adjustment of $1.1 million to reflect changes in the fair values of an interest rate swap agreement. Interest expense in 2003 includes an unfavorable non-cash adjustment of $0.9 million to reflect changes in the fair values of a similar interest rate swap agreement. Cash interest expense was lower as compared to the prior year by $0.7 million as a result of reductions in total debt outstanding, but was partially offset by $0.6 million of higher interest expense related to our junior subordinated notes.
    Net income. As a result of the foregoing, net income for the nine months ended September 30, 2004 increased $3.8 million to net income of $13.5 million as compared to net income of $9.7 million for the nine months ended September 30, 2003. Net income as a percentage of net revenues increased to 6.6% for the nine months ended September 30, 2004 from 4.9% for the nine months ended September 30, 2003.

    CONTACT: Alliance Laundry Holdings LLC
             Bruce P. Rounds, 920-748-1634